Exhibit 99.1


FOR IMMEDIATE RELEASE                              Contact: Wade Gates/John Kyte
                                                                  (803) 933-4224



SAFETY-KLEEN SEEKS CHAPTER 11 PROTECTION

Company Announces 1-888-94-KLEEN Hotline for Customers


COLUMBIA, South Carolina (June 9, 2000) - Safety-Kleen Corporation (NYSE: SK) announced today that it and 73 of its U.S. subsidiaries filed voluntary petitions for Chapter 11 relief in the United States Bankruptcy Court for the District of Delaware. The Company filed these petitions with the support and cooperation of its existing group of senior secured lenders holding in excess of $1.6 billion in claims against the Company. Safety-Kleen's operations in Canada and Mexico were not part of the bankruptcy filings.

The Company also announced that it is finalizing arrangements for initial debtor-in-possession (DIP) financing from a syndicate of banks and financial institutions to support operations during the reorganization process.

"The Chapter 11 filing is an extremely important step in getting our financial house in order and improving Safety-Kleen's overall cash flow," said David E. Thomas, Jr, Chairman and Chief Executive Officer. "We are especially pleased by the continued support by the Company's lenders during these difficult circumstances. We believe this continued support is a vote of confidence in the Company and its future."

"Our customers and employees will be largely unaffected by the Chapter 11 process," said Grover Wrenn, President and Chief Operating Officer. "In particular, customers will continue to receive the same high-quality, reliable services that they have come to expect from Safety-Kleen. We do not expect any interruption in normal business operations at any of our facilities."

Safety-Kleen has established a special toll-free information line for its customers, suppliers and shareholders. These individuals are invited to call 1-888-94-KLEEN for current news and information regarding the Company's Chapter 11 filing.

"We still face significant challenges," Thomas said, "but with the capable and experienced management team we have in place, the support of our lenders and regulatory agencies, and our dedicated workforce of more than 10,000 people, I believe we can complete a financial restructuring and implement a successful turnaround plan."

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Based in Columbia, South Carolina,  Safety-Kleen Corp. is the largest industrial and hazardous waste management company in North America, serving more than 400,000 customers in the U.S. and Canada.

Private Securities Litigation Reform Act:

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks associated with the uncertainty of market acceptance of the Company's products, limited number of customers, as well as risks of downturns in economic conditions generally, risks associated with competition and competitive pricing pressures, and other risks detailed in the Company's filings with the Securities and Exchange Commission.

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